Exhibit 99.1

FOR IMMEDIATE RELEASE

H&Q LIFE SCIENCES INVESTORS ANNOUNCES REINSTATEMENT OF

DISTRIBUTION UNDER MANAGED DISTRIBUTION POLICY

BOSTON, MA, April 5, 2010 — H&Q Life Sciences Investors announced today the reinstatement of distributions pursuant to its managed distribution policy (the “Policy”).  The Policy will provide for quarterly distributions at an annualized rate equal to 5% of net assets.

The Policy was in place from 2000 until 2009 and provided for quarterly distributions at an annualized rate equal to 8% of net assets.  During that time, the Fund distributed a total of $18.08 per share.  The Board of Trustees determined in August 2009 that distributions under the Policy should be suspended in view of the marked decline in the portfolio value as a result of the prevailing financial market environment.

The Fund’s Board of Trustees believes that reinstating distributions pursuant to the Policy is appropriate given the improvement in market conditions and may also serve as a catalyst for the Fund’s shareholders to realize value.  The Board of Trustees recognizes that cash flow is a consideration for many of the Fund’s shareholders and believes that periodic cash distributions may attract investors seeking a consistent level of cash flow.

Distributions under the Policy may consist of net investment income, net realized long-term capital gains, net realized short-term capital gains or return of capital.  However, the Fund intends to make distributions, to the extent possible, in a tax advantaged manner from the realization of long-term capital gains.  The Fund will seek to realize capital gains for this purpose in a manner which the Adviser believes is consistent with prudent portfolio management and the investment objective of the Fund.  The Fund may also make additional distributions for the purpose of avoiding federal income tax on the Fund and for the purpose of avoiding federal excise tax.  The Board of Trustees will continue to monitor the Policy and may change the rate of distribution or suspend distributions as they deem warranted.

A portion of the Fund’s distributions may include a return of capital.  Investors should understand that a return of capital is not a distribution from income or gains of the Fund.  As required under the Investment Company Act of 1940, a notice with the estimated components of each distribution will be communicated at the time of payment.  Such information will also be announced in a press release and posted to the Fund’s website at www.hqcm.com.  The information should not be used to prepare tax returns as the estimates indicated in the notice may differ from the ultimate federal income tax characterization of distributions.  After the end of each calendar year, investors will be sent a Form 1099-DIV informing them how to report distributions for tax purposes.

The Policy is one of several initiatives the Board of Trustees has considered in its effort to narrow the discount to net asset value of the Fund’s publicly traded shares.  As announced by the Fund in its notice to shareholder and a press release dated September 30, 2009, the Fund implemented a share repurchase program effective October 9, 2009.  Pursuant to the program the Fund repurchased 390,499 shares for an aggregate purchase price of $3,804,491.  The Board of Trustees terminated the program effective today.

H&Q Life Sciences Investors (NYSE: HQL) is a closed-end fund that invests in public and private companies in the life sciences industry.  Hambrecht & Quist Capital Management LLC, based in Boston, serves as Investment Adviser to the Fund.  Shares of the Fund can be purchased on the New York Stock Exchange through any securities broker.

For additional information, please visit www.hqcm.com or call (617) 772-8500.